EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form SB-2 (File No. 333-113821) and on Form S-8 (File No. 333-121399) of Applied NeuroSolutions, Inc. of our report dated March 29, 2007, which appears on page 32 of this annual report on Form 10-K(SB) for the year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, Illinois
April 2, 2007